Exhibit 99.2

Exact Sciences Acquires PreventionGenetics to Accelerate Availability of Hereditary Cancer Testing for More Patients
PreventionGenetics’ comprehensive genetic testing portfolio complements Exact Sciences’ advanced cancer tests, enabling disease prevention and earlier cancer detection to benefit patients across decades of life
Foundational laboratory and skilled team with experience in sequencing, informatics, and genetic counseling will support entrance into hereditary cancer testing
MADISON, Wis., January 9, 2022 – Exact Sciences Corp. (NASDAQ: EXAS) announced today it has acquired PreventionGenetics, a genetic testing laboratory, to complement its advanced cancer diagnostics portfolio and support its entrance into hereditary cancer testing (HCT). PreventionGenetics provides the clinical lab, expertise, and foundational technology necessary to accelerate the availability of HCT and help more patients know their germline risk of cancer and other diseases.
“PreventionGenetics is a natural fit with Exact Sciences, and we’re thrilled to have their talented team join in our mission to make earlier cancer detection a routine part of medical care,” said Kevin Conroy, Exact Sciences chairman and CEO. “We share in PreventionGenetics’ belief that genetics can transform medicine, improve lives, and help eradicate cancer. With our deep relationships in primary care and PreventionGenetics’ strong reputation among genetics specialists, Exact Sciences can help more people understand their inherited risk of cancer to catch it earlier and treat it more effectively.”
Nearly 300,000 health care providers and more than 200 large U.S. health systems rely on Exact Sciences’ Cologuard® and Oncotype DX® tests in primary care, women’s health, oncology, and other specialties. In partnership with the PreventionGenetics team, Exact Sciences plans to leverage its unmatched commercial reach in diagnostics to expand hereditary cancer and genetic testing throughout the U.S. and globally.
PreventionGenetics is a CLIA-certified and CAP-accredited clinical DNA testing laboratory, providing more than 5,000 predefined genetic tests for nearly all clinically relevant genes, additional custom panels, and comprehensive germline whole exome and whole genome sequencing tests. With a goal to improve lives through genetic testing, PreventionGenetics offers tests spanning decades of life including proactive health and wellness, cancer risk and screening, pediatric and adult-onset rare diseases, and others. These high-quality genetic tests are supported by deep sequencing capabilities and more than 100 peer-reviewed publications.
Like Exact Sciences, the PreventionGenetics team is relentless in their pursuit of quality. This focus, combined with a best-in-class customer experience and turnaround times, has earned PreventionGenetics a strong reputation and brand recognition among genetics specialists and counselors.
Transaction Terms
Under the terms of the agreement, PreventionGenetics received total consideration of $190 million, comprised of 50% in Exact Sciences common stock and 50% in cash. PreventionGenetics expects preliminary, unaudited 2021 revenue of approximately $36 million and $43 million in adjusted EBITDA. XMS Capital served as financial advisor to Exact Sciences and K&L Gates served as its legal advisor. CrossTree Capital served as financial advisor to PreventionGenetics, and Winston & Strawn served as legal advisor.
About PreventionGenetics
Founded in 2004 and located in Marshfield, Wisconsin, PreventionGenetics is a CLIA and ISO 15189:2012 accredited laboratory. PreventionGenetics delivers clinical genetic testing of the highest quality at fair prices with exemplary service to people around the world. PreventionGenetics has 25 PhD geneticists on staff and provides tests for nearly all clinically relevant genes including the powerful and comprehensive germline whole genome sequencing test, PGnome® and whole exome sequencing test, PGxome®.

About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences relentlessly pursues smarter solutions providing the clarity to take life-changing action, earlier. Building on the success of the Cologuard® and Oncotype® tests, Exact Sciences is investing in its product pipeline to take on some of the deadliest cancers and improve patient care. Exact Sciences unites visionary collaborators to help advance the fight against cancer. For more information, please visit the company's website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences, or find Exact Sciences on Facebook.
Forward-Looking Statements
This news release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that Exact Sciences’ management has made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. There can be no assurance that Exact Sciences will successfully develop, launch, or market hereditary cancer genetic testing products or services. Therefore, you should not place undue reliance on forward-looking statements. Risks and uncertainties that may affect Exact Sciences’ forward-looking statements are described in the Risk Factors sections of Exact Sciences’ most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in its other reports filed with the Securities and Exchange Commission. Exact Sciences undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Exact Sciences Media Contact: Katie Boyce, kboyce@exactsciences.com, 608-710-3903
Exact Sciences Investor Contact: Megan Jones, meganjones@exactsciences.com, 608-535-8815